Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MGM CHINA HOLDINGS LIMITED

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 2282)

INSIDE INFORMATION

OPENING OF MGM COTAI

This announcement is made by MGM China Holdings Limited (the “Company”) pursuant to Rule 13.09(2)(a) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and the Inside Information Provisions (as defined in the Listing Rules) under Part XIVA of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

On August 23, 2017, Typhoon Hato struck South China and severely battered Macau. The storm was the strongest to have hit Macau in 53 years and it was the first time in 18 years that the Macao Meteorological and Geophysical Bureau issued a number 10 tropical cyclone signal. MGM COTAI was also damaged by this unforeseen event. The Company has since evaluated the situation and developed a revised schedule for completing repair works and processing governmental inspections necessary for obtaining relevant licenses to operate MGM COTAI. As a result, MGM COTAI will be slightly delayed from our previous expected opening in the fourth quarter of 2017, and is now expected to open on January 29, 2018.

The Company currently anticipates that any damage caused by Typhoon Hato will be substantially covered by its insurance. The Company has reassessed its project costs and the overall budget of the project is expected to increase from approximately HKD26 billion to approximately HKD27 billion, excluding land and capitalized interest.

MGM COTAI, currently under development, will be the Company’s second integrated casino, hotel and entertainment complex located in Macau.

Shareholders and potential investors of the Company are advised to exercise caution when dealing in the securities of the Company.

By Order of the Board
MGM China Holdings Limited
Antonio Menano
Company Secretary

Hong Kong, September 29, 2017

As at the date of this announcement, our directors are James Joseph MURREN, Pansy Catilina Chiu King HO, Chen Yau WONG, William Joseph HORNBUCKLE and Grant R. BOWIE as executive directors, William M. SCOTT IV, Daniel J. D’ARRIGO and Kenneth A. ROSEVEAR as non-executive directors and Zhe SUN, Sze Wan Patricia LAM, Peter Man Kong WONG and Russell Francis BANHAM as independent non-executive directors.